Exhibit 99.1
                                                                    ------------

             Sapient Announces Departure of Chief Financial Officer;
                  Susan J. Cooke to Replace Scott Krenz as CFO


     CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 11, 2006--Sapient (NASDAQ: SAPE) today announced that Scott J. Krenz has stepped down as its chief financial officer and, following a transition period, will leave the company. Susan J. Cooke, senior vice president, will immediately assume the responsibilities of acting chief financial officer, while Sapient conducts a search for a replacement.
     Cooke served as Sapient's chief financial officer from 1994 through 1999 and, again, from 2002 through 2004. Since joining the company in 1994, Cooke has been a member of the company's senior leadership team.
     "Scott has made a significant contribution during his time at Sapient. We wish him all the best in his future endeavors," said Jerry A. Greenberg, Sapient's co-chairman and co-chief executive officer.

     About Sapient

     Sapient, a business innovator, helps clients achieve extraordinary results from their customer relationships, business operations and technology. Leveraging a unique approach, breakthrough thinking and disciplined execution, Sapient leads its industry in delivering the right business results on time and on budget. Sapient works with clients that are driven to make a difference, including BP, Essent Energie, Harrah's Entertainment, Hilton International, Janus, National Institutes of Health (NIH), Sony Electronics, the U.S. Marine Corps and Verizon.
     Founded in 1990, Sapient is headquartered in Cambridge, Massachusetts, and operates across North America, Europe and India. More information about Sapient can be found at www.sapient.com.

     Sapient is a registered service mark of Sapient Corporation.


     CONTACT: Sapient Corporation
              Investors:
              Luciana Duarte, 617-374-0310
              lduarte@sapient.com
              or
              Press:
              Jenny McLean, 310-264-5277
              jmclean@sapient.com